EXHIBIT 99.2

AvalonBay Communities, Inc.

For Immediate News Release
January 21, 2004

AVALONBAY COMMUNITIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2003 OPERATING RESULTS

(Alexandria, VA) AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended December 31, 2003 was $98,108,000, resulting in Earnings per Share (“EPS”) of $1.36 (diluted), compared to $0.91 (diluted) for the comparable period of 2002, a per share increase of 49.5%. For the year ended December 31, 2003, EPS was $3.73 (diluted) compared to $2.23 (diluted) for the comparable period of 2002, a per share increase of 67.3%.

The Company reports Funds from Operations attributable to common stockholders (“FFO”) in accordance with the standards established by NAREIT. FFO for the quarter and year ended December 31, 2003 totaled $58,464,000 and $229,332,000, respectively, or $0.81 and $3.27 per share (diluted). This compares to $0.75 or $3.55 per share (diluted) for the quarter and year ended December 31, 2002, respectively. NAREIT clarified the definition of FFO in 2003 to include impairment losses, and the 2002 amounts above reflect FFO under this clarified definition. For comparative purposes, FFO as originally reported in 2002 was $0.85 and $3.65 per share (diluted) for the quarter and year ended December 31, 2002, respectively.

Operating Results for the Quarter Ended December 31, 2003 Compared to the Prior Year

For the Company, including discontinued operations, total revenue decreased by $3,766,000, or 2.3% to $157,530,000. For Established Communities, rental revenue decreased 3.1%, due to a decline in rental rates of 3.3%, partially offset by an increase in economic occupancy of 0.2% between periods. Total revenue for Established Communities decreased $3,567,000 to $111,391,000 and operating expenses increased $605,000, or 1.7%, to $35,571,000. Accordingly, Net Operating Income (“NOI”) for Established Communities decreased by $4,172,000 or 5.2%, to $75,820,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the fourth quarter of 2002 to the fourth quarter of 2003:

4Q 03 Compared to 4Q 02

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI*

Northeast	(2.6%)	6.2%	(6.9%)	38.3%
Mid-Atlantic	1.0%	3.1%	0.2%	17.2%
Midwest	(2.0%)	8.1%	(9.0%)	2.1%
Pacific NW	(3.4%)	3.5%	(7.2%)	5.1%
No. California	(6.7%)	(6.3%)	(6.9%)	25.9%
So. California	0.8%	4.1%	(0.4%)	11.4%

Total	(3.1%)	1.7%	(5.2%)	100.0%

*	Total represents each region’s % of total NOI from the Company, including discontinued operations.

Sequential Operating Results for the Quarter Ended December 31, 2003 Compared to the Quarter Ended September 30, 2003

The following table reflects the sequential percentage changes in rental revenue, operating expenses and NOI for Established Communities from the third quarter to the fourth quarter of 2003:

4Q 03 Compared to 3Q 03

	Rental	Operating
	Revenue	Expenses	NOI

Northeast	(1.3%)	(4.8%)	0.7%
Mid-Atlantic	(0.7%)	(7.7%)	2.3%
Midwest	(1.7%)	(10.8%)	7.5%
Pacific NW	(1.6%)	(6.5%)	1.7%
No. California	(0.8%)	(7.9%)	2.5%
So. California	0.7%	(8.4%)	5.1%

Total	(0.9%)	(6.8%)	2.2%

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Year Ended December 31, 2003 Compared to the Prior Year

For the Company, including discontinued operations, total revenue decreased by $6,590,000, or 1.0% to $633,494,000. For Established Communities, rental revenue decreased 4.3%, comprised of a rental rate decline of 4.5%, partially offset by an increase in economic occupancy of 0.2%. Total revenue for Established Communities decreased $20,525,000 to $450,130,000 and operating expenses increased $7,194,000, or 5.2%, to $144,909,000. Accordingly, NOI for Established Communities decreased by $27,719,000 or 8.3%, to $305,221,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the year ended December 31, 2002 to the year ended December 31, 2003:

Full Year 2003 Compared to 2002

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI*

Northeast	(3.7%)	8.1%	(8.9%)	38.0%
Mid-Atlantic	(1.6%)	5.1%	(4.2%)	16.2%
Midwest	(5.5%)	11.4%	(16.7%)	2.7%
Pacific NW	(6.4%)	2.7%	(11.4%)	5.2%
No. California	(7.6%)	0.2%	(10.5%)	26.0%
So. California	1.8%	9.1%	(1.0%)	11.9%

Total	(4.3%)	5.2%	(8.3%)	100.0%

*	Total represents each region’s % of total NOI from the Company, including discontinued operations.

Established Communities Operating Statistics

Market Rents, as determined by the Company, declined by an average of 1.2% in the fourth quarter of 2003 compared to the same quarter in the prior year. The greatest declines, on a year over year basis, were in San Jose, CA with a decline of 5.6%, Boston, MA with a decline of 4.1% and San Francisco, CA with a decline of 3.6% from the fourth quarter of 2002. Sequentially, as compared to the third quarter of 2003, market rents remained stable for the Established Community portfolio as a whole.

Economic Occupancy was 94.1% during the fourth quarter of 2003, increasing 0.2% as compared to the same quarter last year. Sequentially, from the third quarter to the fourth quarter of 2003, Economic Occupancy increased 0.1%. The largest increases in the fourth quarter 2003 as compared to the third quarter were in Central New Jersey at 3.6%, San Francisco, CA at 1.7% and Northern New Jersey at 1.2%. These increases in Economic Occupancy were partially offset by decreases in Fairfield-New Haven, CT of 2.6% and Long Island, NY of 2.5%.

Cash concessions are recognized on an accrual basis in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. For the fourth quarter of 2003, rental revenue (with concessions on a cash basis) decreased 2.6% as compared to the fourth quarter of 2002 (versus a decrease of 3.1% on a GAAP basis) and remained flat as compared to the third quarter of 2003 (versus a decrease of 0.9% on a GAAP basis).

Concessions granted per move-in for Established Communities averaged $949 during the fourth quarter of 2003, an increase of 38.3% from $686 in the fourth quarter of 2002 and an increase of 8.7% from $873 in the third quarter of 2003.

Development Activity

The Company completed two development communities during the fourth quarter of 2003. Avalon Glendale, located near Los Angeles, CA is a garden-style community containing 223 apartment homes and was completed for a Total Capital Cost of $40,400,000. Avalon at Newton Highlands, located in the greater Boston, MA area, is a mid-rise community containing 294 apartment homes and was completed for a Total Capital Cost of $57,700,000.

During the fourth quarter of 2003, the Company commenced construction of three communities, Avalon Chrystie Place I, located in New York, NY, Avalon at The Pinehills I, located in the Boston, MA area and Avalon Pines I, located in the Long Island, NY area. These communities, when completed, are expected to contain an aggregate of 760 apartment homes for a Total Capital Cost of $218,500,000. The Company expects Avalon Chrystie Place I to be financed under a joint venture structure, with the Company’s portion of the Total Capital Cost projected to be $30,000,000, including community-based tax-exempt debt.

Disposition Activity

During the fourth quarter, the Company sold three communities, Avalon Crest (located in Fort Lee, New Jersey), Avalon at Fair Lakes and Avalon at Dulles (both located in the greater Washington, DC metro area). These three communities, which contained a total of 821 apartment homes, were sold for an aggregate sales price of $159,025,000. The sale of these communities resulted in a gain as reported in accordance with GAAP of $77,598,000 and an Economic Gain of $62,049,000. The weighted average Initial Year Market Cap Rate related to these communities was 5.8%. In addition, the Company sold a parcel of land located in Oakland, CA for a sales price of $6,700,000, resulting in a GAAP gain of $1,234,000.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

In the aggregate, the Company sold twelve communities with 3,634 apartment homes during 2003 for a gross sales price of approximately $453,900,000, including one community in which the Company held a 50% membership interest. The sale of these twelve communities in 2003 resulted in a GAAP gain, including amounts reflected in joint venture income and minority interest, of $183,204,000 and an Economic Gain of $130,591,000. The combined weighted average Initial Year Market Cap Rate for the twelve communities sold during 2003 was 6.3%, the weighted average Unleveraged IRR was 15.0% and the weighted average Economic Gain as a percentage of Total Capital Cost was 41.1%.

Financing, Liquidity and Balance Sheet Statistics

As of December 31, 2003, the Company had $51,100,000 outstanding under its $500,000,000 unsecured credit facility and unrestricted cash of approximately $7,196,000. This unrestricted cash, the unsecured credit facility, net proceeds from anticipated asset sales in 2004 and cash retained from operations, will be used to fund development and redevelopment activity and for general corporate purposes.

Leverage, as measured by debt as a percentage of total market capitalization, was 39.9% at December 31, 2003. Unencumbered NOI was approximately 80% for 2003 and Interest Coverage for the fourth quarter of 2003 was 2.7 times.

2004 Outlook

As noted in the Company’s initial 2004 financial outlook provided on December 18, 2003, the Company expects EPS (diluted) in the range of $0.36 to $0.40 for the first quarter of 2004 and $1.49 to $1.67 for the full year 2004.

The Company expects Projected FFO per share (diluted) in the range of $0.75 to $0.79 for the first quarter of 2004 and $3.13 to $3.31 for the full year 2004.

First Quarter 2004 Conference Schedule

The Company is scheduled to participate in the Smith Barney 2004 REIT CEO Conference at The Breakers hotel in Palm Beach, FL on March 1-2, 2004. Management is scheduled to give a presentation at this conference on Monday, March 1, 2004 at 3:45 PM Eastern Time (EST). Management’s presentation will be followed by a question and answer session during which management may discuss the Company’s current operating environment; operating trends; current development, disposition and acquisition activity; the Company’s outlook and other business and financial matters affecting the Company. A live, listen-only webcast of the Company’s presentation will be available on the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on January 22, 2004 at 1:00 PM EST to review and answer appropriate questions about these results and projections, the earnings release attachments described below, and related matters. The domestic number to call to participate is 1-877-510-2397. The international number to call to participate is 1-706-634-5877. The domestic number to hear a replay of this call is 1-800-642-1687, and the international number to hear a replay of this call is 1-706-645-9291 — Access Code: 4573066.

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website and through e-mail distribution. Access to the full earnings release including the Attachments through the Company’s website is available at http://www.avalonbay.com/earnings. If you would like to receive future press releases via e-mail, please register through the Company’s website at http://www.avalonbay.com/Template.cfm?Section=Subscribe. Some items referenced in the earnings release may require the Adobe Acrobat 5.0 Reader. If you do not have the Adobe Acrobat 5.0 Reader, you may download it at the following website address: http://www.adobe.com/products/acrobat/readstep.html.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used in the text of this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:

•	FFO
•	Projected FFO
•	Established Communities
•	NOI
•	Market Rents
•	Economic Occupancy
•	Rental revenue (with concessions on a cash basis)
•	Total Capital Cost
•	Economic Gain

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

•	Initial Year Market Cap Rate
•	Unleveraged IRR
•	Leverage
•	Unencumbered NOI
•	Interest Coverage

About AvalonBay Communities, Inc.

AvalonBay currently owns or holds an ownership interest in 142 apartment communities containing 41,997 apartment homes in ten states and the District of Columbia, of which eleven communities are under construction and two communities are under reconstruction. AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s website at http://www.avalonbay.com. For additional information, please contact Bryce Blair, Chairman, Chief Executive Officer and President, at (703) 317-4652 or Thomas J. Sargeant, Chief Financial Officer, at (703) 317-4635.

Forward-Looking Statements

This release, including its attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, including possible changes in demand for apartment homes, the effects of economic conditions (including interest rates), the impact of competition and competitive pricing, delays in completing developments and lease-ups on schedule, changes in construction costs, the results of financing efforts, the timing and closing of planned dispositions under agreement, the effects of the Company’s accounting policies and other matters detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements.”

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the first quarter or full year 2004. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

FOURTH QUARTER 2003

Supplemental Operating and Financial Data

Avalon at Newton Highlands is conveniently located in the retail and commercial corridor along Needham Street in Newton, Massachusetts, and is the first new apartment community in the City of Newton in over 20 years. The community’s location, approximately one mile east of Route 128, six miles west of Downtown
Boston and a half-mile from a subway station, provides residents with convenient commuting to major area employers. Two of the region’s premier shopping malls along Route 9 are located a quarter-mile from the community.

Avalon at Newton Highlands contains 294 studios, one-, two- and three-bedroom apartment homes in two, four-story mid-rise buildings. Apartment home features include fully applianced kitchens, nine-foot ceilings, private patios or balconies, and full-size washers and dryers. Optional amenities include cherry kitchen cabinets, gas fireplaces and lofts. Residents also enjoy many community amenities including a clubhouse, fully equipped fitness center, outdoor heated pool, multi-sport court, putting green, billiards room and resident lounge.

Avalon at Newton Higlands increases AvalonBay’s presence in the Boston,
Massachussetts region to 15 communities with more than 3,700 apartment homes.

FOURTH QUARTER 2003

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Full Year Revenue and Occupancy Changes (Established Communities)	Attachment 6

Development, Redevelopment, Acquisition and Disposition Profile
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs	Attachment 7
Summary of Development, Redevelopment and Presale Activity	Attachment 8
Development Communities	Attachment 9
Redevelopment Communities	Attachment 10
Summary of Development and Redevelopment Community Activity	Attachment 11
Future Development	Attachment 12
Summary of Disposition Activity	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 14

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the attachments referred to above are forward-looking statements. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, include: development opportunities may be abandoned; total capital cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002.

Attachment 1

AvalonBay Communities, Inc.
Selected Operating and Other Information
December 31, 2003
(Dollars in thousands except per share data)
(unaudited)

SELECTED OPERATING INFORMATION

	Q4	Q4		Full Year	Full Year
	2003	2002	% Change	2003	2002	% Change

Net Income available to common stockholders	$98,108	$63,033	55.6%	$260,781	$155,722	67.5%

Per common share — basic	$1.39	$0.92	51.1%	$3.80	$2.26	68.1%
Per common share — diluted	$1.36	$0.91	49.5%	$3.73	$2.23	67.3%

Funds from Operations (1)	$58,464	$52,394	11.6%	$229,332	$251,410	(8.8%)
Per common share — diluted	$0.81	$0.75	8.0%	$3.27	$3.55	(7.9%)

Dividends declared — common	$49,656	$47,742	4.0%	$193,590	$193,155	0.2%
Per common share	$0.70	$0.70	0.0%	$2.80	$2.80	0.0%

Common shares outstanding	70,937,526	68,202,926		70,937,526	68,202,926
Outstanding operating partnership units	632,226	975,751		632,226	975,751

Total outstanding shares and units	71,569,752	69,178,677		71,569,752	69,178,677

Average shares outstanding — basic	70,588,495	68,281,468		68,559,657	68,772,139
Average operating partnership units outstanding	731,553	1,003,370		893,279	988,747
Effect of dilutive securities	907,287	620,572		750,531	913,325

Average shares outstanding — diluted	72,227,335	69,905,410		70,203,467	70,674,211

DEBT COMPOSITION AND MATURITIES

		% of Total	Average
		Market	Interest	Remaining
Debt Composition	Amount	Cap	Rate (2)	Maturities (3)

Conventional Debt				2004	$190,206
Long-term, fixed rate	$1,879,881	32.1%		2005	$154,681
Variable rate credit facility				2006	$155,011
and short term note	87,626	1.5%		2007	$301,345

Subtotal, Conventional	1,967,507	33.6%	6.6%	2008	$205,744

Tax-Exempt Debt
Long-term, fixed rate	289,147	4.9%
Long-term, variable rate	80,879	1.4%

Subtotal, Tax-Exempt	370,026	6.3%	5.7%

Total Debt	$2,337,533	39.9%	6.5%

(1)	2002 is presented to conform to NAREIT’s definition of FFO, as clarified in 2003, and includes as a reduction in FFO impairment losses that were recorded in December 2002.

(2)	Includes credit enhancement fees, facility fees, trustees’ fees, etc.

(3)	Excludes amounts under the $500,000,000 variable rate credit facility that, after all extensions, matures in 2005.

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home

Q403	$5,838	$4,010	$81
Q303	$6,360	$3,710	$112
Q203	$6,305	$3,291	$99
Q103	$6,206	$3,176	$41

COMMUNITY INFORMATION

		Apartment
	Communities	Homes

Current Communities	131	38,504
Development Communities	11	3,493
Development Rights	40	10,070

Attachment 2

AvalonBay Communities, Inc.
Detailed Operating Information
December 31, 2003
(Dollars in thousands except per share data)
(unaudited)

	Q4	Q4		Full Year	Full Year
	2003	2002	% Change	2003	2002	% Change

Revenue:
Rental and other income	$155,602	$149,051	4.4%	$608,720	$587,385	3.6%
Management, development and other fees	188	278	(32.4%)	931	2,145	(56.6%)

Total	155,790	149,329	4.3%	609,651	589,530	3.4%

Operating expenses:
Direct property operating expenses, excluding property taxes	36,868	34,382	7.2%	146,647	130,293	12.6%
Property taxes	14,721	13,781	6.8%	57,555	52,269	10.1%
Property management and other indirect operating expenses	8,536	8,054	6.0%	31,167	30,551	2.0%

Total	60,125	56,217	7.0%	235,369	213,113	10.4%

Interest income	805	964	(16.5%)	3,440	3,978	(13.5%)
Interest expense	(33,085)	(33,051)	0.1%	(134,911)	(119,666)	12.7%
General and administrative expense	(3,098)	(3,440)	(9.9%)	(13,734)	(13,449)	2.1%
Joint venture income, minority interest and venture partner interest in profit-sharing (1)	(321)	(1,277)	(74.9%)	22,848	(1,716)	N/A
Depreciation expense	(38,964)	(36,321)	7.3%	(151,454)	(134,939)	12.2%
Impairment loss	—	(6,800)	(100.0%)	—	(6,800)	(100.0%)

Income from continuing operations	21,002	13,187	59.3%	100,471	103,825	(3.2%)
Discontinued operations: (2)
Income from discontinued operations	449	4,762	(90.6%)	10,064	20,900	(51.8%)
Gain on sale of communities	78,832	48,893	61.2%	160,990	48,893	229.3%

Total	79,281	53,655	47.8%	171,054	69,793	145.1%

Net income	100,283	66,842	50.0%	271,525	173,618	56.4%
Dividends attributable to preferred stock	(2,175)	(3,809)	(42.9%)	(10,744)	(17,896)	(40.0%)

Net income available to common stockholders	$98,108	$63,033	55.6%	$260,781	$155,722	67.5%

Net income per common share- basic	$1.39	$0.92	51.1%	$3.80	$2.26	68.1%

Net income per common share- diluted	$1.36	$0.91	49.5%	$3.73	$2.23	67.3%

(1)	Full Year 2003 includes the Company’s share of the GAAP gain recognized by the Company for the sale of a community in which it held a 50% interest.

(2)	Reflects net income for communities held for sale as of December 31, 2003 and communities sold during the period from January 1, 2002 through December 31, 2003. The following table details income from discontinued operations as of the periods shown:

	Q4	Q4	Full Year	Full Year
	2003	2002	2003	2002

Rental income	$1,740	$11,967	$23,843	$50,554
Operating and other expenses	(849)	(4,358)	(9,942)	(17,601)
Interest expense, net	(66)	(414)	(1,106)	(1,716)
Minority interest expense	—	(196)	(389)	(799)
Depreciation expense	(376)	(2,237)	(2,342)	(9,538)

Income from discontinued operations (3)	$449	$4,762	$10,064	$20,900

(3)	NOI for discontinued operations totaled $891 for the three months ended and $13,901 for the year ended December 31, 2003, of which $493 and $13,481, respectively, related to assets sold.

Attachment 3

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
December 31, 2003
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2003	2002

Net real estate	$4,431,718	$4,212,992
Construction in progress (including land)	253,183	271,213
Real estate assets held for sale, net	51,488	301,226

Total real estate, net	4,736,389	4,785,431

Cash and cash equivalents	7,196	12,911
Cash in escrow	11,825	10,228
Resident security deposits	20,891	21,839
Other assets (1)	133,281	120,426

Total assets	$4,909,582	$4,950,835

Unsecured senior notes	$1,835,284	$1,985,342
Unsecured facility	51,100	28,970
Notes payable	451,433	417,186
Liabilities related to assets held for sale	546	45,578
Other liabilities	235,133	240,034

Total liabilities	$2,573,496	$2,717,110

Minority interest	24,752	39,185
Stockholders’ equity	2,311,334	2,194,540

Total liabilities and stockholders’ equity	$4,909,582	$4,950,835

(1)	Other assets includes $684 and $1,949 relating to discontinued operations as of December 31, 2003 and December 31, 2002, respectively.

Attachment 4

AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes — Established Communities (1)

December 31, 2003

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)(3)

		Q4 03	Q4 02	% Change	Q4 03	Q4 02	% Change	Q4 03	Q4 02	% Change

Northeast
Fairfield-New Haven, CT	2,170	$1,581	$1,631	(3.1%)	88.2%	89.1%	(0.9%)	$9,076	$9,457	(4.0%)
Boston, MA	1,479	1,608	1,739	(7.5%)	93.8%	92.3%	1.5%	6,695	7,119	(6.0%)
New York, NY	1,234	1,932	1,949	(0.9%)	93.3%	94.5%	(1.2%)	6,670	6,811	(2.1%)
Northern New Jersey	1,043	2,224	2,274	(2.2%)	91.2%	91.3%	(0.1%)	6,347	6,494	(2.3%)
Long Island, NY	915	2,238	2,143	4.4%	94.7%	98.8%	(4.1%)	5,815	5,799	0.3%
Central New Jersey	718	1,395	1,412	(1.2%)	96.1%	92.7%	3.4%	2,879	2,817	2.2%

Northeast Average	7,559	1,794	1,832	(2.1%)	92.1%	92.6%	(0.5%)	37,482	38,497	(2.6%)

Mid-Atlantic
Washington, DC	3,630	1,350	1,388	(2.7%)	94.8%	91.6%	3.2%	13,931	13,859	0.5%
Baltimore, MD	1,054	1,139	1,121	1.6%	96.2%	94.6%	1.6%	3,466	3,359	3.2%

Mid-Atlantic Average	4,684	1,303	1,328	(1.9%)	95.0%	92.1%	2.9%	17,397	17,218	1.0%

Midwest
Chicago, IL	1,296	1,126	1,166	(3.4%)	90.9%	89.5%	1.4%	3,981	4,063	(2.0%)

Midwest Average	1,296	1,126	1,166	(3.4%)	90.9%	89.5%	1.4%	3,981	4,063	(2.0%)

Pacific Northwest
Seattle, WA	2,436	1,000	1,032	(3.1%)	92.9%	93.2%	(0.3%)	6,787	7,024	(3.4%)

Pacific Northwest Average	2,436	1,000	1,032	(3.1%)	92.9%	93.2%	(0.3%)	6,787	7,024	(3.4%)

Northern California
San Jose, CA	4,808	1,384	1,519	(8.9%)	96.2%	95.2%	1.0%	19,211	20,863	(7.9%)
Oakland-East Bay, CA	2,090	1,213	1,274	(4.8%)	94.7%	96.2%	(1.5%)	7,207	7,695	(6.3%)
San Francisco, CA	1,765	1,518	1,593	(4.7%)	96.2%	95.4%	0.8%	7,733	8,044	(3.9%)

Northern California Average	8,663	1,370	1,475	(7.1%)	95.9%	95.5%	0.4%	34,151	36,602	(6.7%)

Southern California
Orange County, CA	1,350	1,216	1,183	2.8%	96.1%	97.2%	(1.1%)	4,731	4,653	1.7%
San Diego, CA	940	1,273	1,247	2.1%	96.9%	97.1%	(0.2%)	3,479	3,413	1.9%
Los Angeles, CA	890	1,329	1,285	3.4%	93.7%	98.6%	(4.9%)	3,324	3,373	(1.5%)

Southern California Average	3,180	1,264	1,229	2.8%	95.6%	97.6%	(2.0%)	11,534	11,439	0.8%

Average/Total Established	27,818	$1,418	$1,466	(3.3%)	94.1%	93.9%	0.2%	$111,332	$114,843	(3.1%)

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2002 such that a comparison of 2002 to 2003 is meaningful.
(2)	Reflects the effect of concessions amortized over the lease term.
(3)	With concessions reflected on a cash basis, Established Communities rental revenue declined 2.6% between years.

Attachment 5

AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes — Established Communities(1)

December 31, 2003

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3)

		Q4 03	Q3 03	% Change	Q4 03	Q3 03	% Change	Q4 03	Q3 03	% Change

Northeast
Fairfield-New Haven, CT	2,170	$1,581	$1,590	(0.6%)	88.2%	90.8%	(2.6%)	$9,076	$9,386	(3.3%)
Boston, MA	1,479	1,608	1,640	(2.0%)	93.8%	93.8%	0.0%	6,695	6,817	(1.8%)
New York, NY	1,234	1,932	1,943	(0.6%)	93.3%	93.3%	0.0%	6,670	6,710	(0.6%)
Northern New Jersey	1,043	2,224	2,267	(1.9%)	91.2%	90.0%	1.2%	6,347	6,382	(0.5%)
Long Island, NY	915	2,238	2,206	1.5%	94.7%	97.2%	(2.5%)	5,815	5,888	(1.2%)
Central New Jersey	718	1,395	1,406	(0.8%)	96.1%	92.5%	3.6%	2,879	2,794	3.0%

Northeast Average	7,559	1,794	1,806	(0.7%)	92.1%	92.7%	(0.6%)	37,482	37,977	(1.3%)

Mid-Atlantic
Washington, DC	3,630	1,350	1,366	(1.2%)	94.8%	94.3%	0.5%	13,931	14,034	(0.7%)
Baltimore, MD	1,054	1,139	1,140	(0.1%)	96.2%	96.9%	(0.7%)	3,466	3,494	(0.8%)

Mid-Atlantic Average	4,684	1,303	1,316	(1.0%)	95.0%	94.8%	0.2%	17,397	17,528	(0.7%)

Midwest
Chicago, IL	1,296	1,126	1,144	(1.6%)	90.9%	91.0%	(0.1%)	3,981	4,048	(1.7%)

Midwest Average	1,296	1,126	1,144	(1.6%)	90.9%	91.0%	(0.1%)	3,981	4,048	(1.7%)

Pacific Northwest
Seattle, WA	2,436	1,000	1,015	(1.5%)	92.9%	93.0%	(0.1%)	6,787	6,899	(1.6%)

Pacific Northwest Average	2,436	1,000	1,015	(1.5%)	92.9%	93.0%	(0.1%)	6,787	6,899	(1.6%)

Northern California
San Jose, CA	4,808	1,384	1,412	(2.0%)	96.2%	95.4%	0.8%	19,211	19,421	(1.1%)
Oakland-East Bay, CA	2,090	1,213	1,230	(1.4%)	94.7%	95.3%	(0.6%)	7,207	7,349	(1.9%)
San Francisco, CA	1,765	1,518	1,530	(0.8%)	96.2%	94.5%	1.7%	7,733	7,656	1.0%

Northern California Average	8,663	1,370	1,392	(1.6%)	95.9%	95.2%	0.7%	34,151	34,426	(0.8%)

Southern California
Orange County, CA	1,350	1,216	1,207	0.7%	96.1%	95.6%	0.5%	4,731	4,675	1.2%
San Diego, CA	940	1,273	1,274	(0.1%)	96.9%	96.1%	0.8%	3,479	3,452	0.8%
Los Angeles, CA	890	1,329	1,317	0.9%	93.7%	94.5%	(0.8%)	3,324	3,324	0.0%

Southern California Average	3,180	1,264	1,258	0.5%	95.6%	95.4%	0.2%	11,534	11,451	0.7%

Average/Total Established	27,818	$1,418	$1,432	(1.0%)	94.1%	94.0%	0.1%	$111,332	$112,329	(0.9%)

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2002 such that a comparison of 2002 to 2003 is meaningful.
(2)	Reflects the effect of concessions amortized over the lease term.
(3)	With concessions reflected on a cash basis, Established Communities rental revenue remained flat between quarters.

Attachment 6

AvalonBay Communities, Inc.
Full Year Revenue and Occupancy Changes — Established Communities (1)

December 31, 2003

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		Full Year 03	Full Year 02	% Change	Full Year 03	Full Year 02	% Change	Full Year 03	Full Year 02	% Change

Northeast
Fairfield-New Haven, CT	2,170	$1,597	$1,644	(2.9%)	90.5%	92.5%	(2.0%)	$37,619	$39,559	(4.9%)
Boston, MA	1,479	1,664	1,779	(6.5%)	92.4%	92.9%	(0.5%)	27,277	29,315	(7.0%)
New York, NY	1,234	1,940	1,980	(2.0%)	94.0%	92.5%	1.5%	26,993	27,136	(0.5%)
Northern New Jersey	1,043	2,234	2,453	(8.9%)	90.6%	88.5%	2.1%	25,330	27,177	(6.8%)
Long Island, NY	915	2,195	2,125	3.3%	97.3%	98.4%	(1.1%)	23,457	22,961	2.2%
Central New Jersey	718	1,403	1,446	(3.0%)	92.2%	92.3%	(0.1%)	11,147	11,504	(3.1%)

Northeast Average	7,559	1,808	1,876	(3.6%)	92.6%	92.7%	(0.1%)	151,823	157,652	(3.7%)

Mid-Atlantic
Washington, DC	3,630	1,364	1,407	(3.1%)	93.5%	93.2%	0.3%	55,557	57,137	(2.8%)
Baltimore, MD	1,054	1,136	1,102	3.1%	95.9%	95.7%	0.2%	13,776	13,339	3.3%

Mid-Atlantic Average	4,684	1,313	1,339	(1.9%)	94.0%	93.7%	0.3%	69,333	70,476	(1.6%)

Midwest
Chicago, IL	1,296	1,147	1,191	(3.7%)	90.5%	92.3%	(1.8%)	16,141	17,082	(5.5%)

Midwest Average	1,296	1,147	1,191	(3.7%)	90.5%	92.3%	(1.8%)	16,141	17,082	(5.5%)

Pacific Northwest
Seattle, WA	2,436	1,014	1,069	(5.1%)	92.2%	93.5%	(1.3%)	27,342	29,224	(6.4%)

Pacific Northwest Average	2,436	1,014	1,069	(5.1%)	92.2%	93.5%	(1.3%)	27,342	29,224	(6.4%)

Northern California
San Jose, CA	4,808	1,435	1,601	(10.4%)	95.4%	93.7%	1.7%	79,006	86,522	(8.7%)
Oakland-East Bay, CA	2,090	1,239	1,332	(7.0%)	95.3%	94.4%	0.9%	29,617	31,541	(6.1%)
San Francisco, CA	1,765	1,544	1,646	(6.2%)	94.9%	94.8%	0.1%	31,041	33,058	(6.1%)

Northern California Average	8,663	1,410	1,547	(8.9%)	95.3%	94.0%	1.3%	139,664	151,121	(7.6%)

Southern California
Orange County, CA	1,350	1,207	1,184	1.9%	95.6%	95.9%	(0.3%)	18,685	18,392	1.6%
San Diego, CA	940	1,267	1,236	2.5%	95.3%	96.1%	(0.8%)	13,629	13,407	1.7%
Los Angeles, CA	890	1,319	1,279	3.1%	95.0%	95.7%	(0.7%)	13,383	13,070	2.4%

Southern California Average	3,180	1,256	1,226	2.4%	95.3%	95.9%	(0.6%)	45,697	44,869	1.8%

Average/Total Established	27,818	$1,437	$1,505	(4.5%)	93.8%	93.6%	0.2%	$450,000	$470,424	(4.3%)

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2002 such that a comparison of 2002 to 2003 is meaningful.
(2)	Reflects the effect of concessions amortized over the lease term.
(3)	With concessions reflected on a cash basis, Established Communities rental revenue declined 4.2% between years.

Attachment 7

AvalonBay Communities, Inc.
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs

For the Year Ended December 31, 2003

(Dollars in thousands except per home data)

					Categorization of 2003 Add'l Capitalized Value (4)

					Acquisitions,
				2003 Add'l	Construction,
	Apartment	Balance at	Balance at	Capitalized	Redevelopment	Revenue	Non-Rev
Current Communities (1)	Homes(2)	12-31-03(3)	12-31-02(3)	Value	& Dispositions	Generating(5)	Generating		Total

Established Communities	27,818	$2,796,926	$2,784,587	$12,339	$801	$529	$11,009		$12,339

Other Stabilized Communities	5,360	710,606	708,327	2,279	2,224 (7)	—	55		2,279

Total Stabilized	33,178	3,507,532	3,492,914	14,618	3,025	529	11,064		14,618

Development Communities	6,232	806,961	527,112	279,849	279,849	—	—		279,849

Dispositions	—	—	236,596	(236,596)	(236,596)	—	—		(236,596)

Current Communities Under Redevelopment
Avalon at Foxhall	308	36,425	29,180	7,245	7,245	—	—		7,245
Avalon at Prudential Center	781	128,853	126,001	2,852	2,852	—	—		2,852

Total Redevelopment	1,089	165,278	155,181	10,097	10,097	—	—		10,097

Corporate	—	30,724	28,252	2,472	3,793 (8)	—	(1,321	)(9)	2,472

Total	40,499	$4,510,495	$4,440,055	$70,440	$60,168	$529	$9,743		$70,440

[Additional columns below]

[Continued from above table, first column(s) repeated]

			2003 Maintenance Expensed Per Home (6)

	Non-Rev
	Generating
	Capex		Carpet		Other
Current Communities (1)	Per Home		Replacement		Maintenance		Total

Established Communities	$396		$141		$1,136		$1,276

Other Stabilized Communities	10		78		1,083		1,161

Total Stabilized	333		131		1,127		1,258

Development Communities	—		11		436		447

Dispositions	—		89		706		796

Current Communities Under Redevelopment
Avalon at Foxhall	—		13		1,081		1,094
Avalon at Prudential Center	—		26		2,562		2,588

Total Redevelopment	—		22		2,143		2,165

Corporate	—		—		—		—

Total	$273	(10)	$109	(11)	$1,048	(11)	$1,157	(11)

(1)	For the purpose of this table, Current Communities excludes communities held by unconsolidated real estate joint ventures.
(2)	Apartment homes as of 12/31/03.
(3)	Total gross fixed assets excluding land.
(4)	Policy is to capitalize if the item exceeds $15 and extends the useful life of the asset. Personal property is capitalized if the item is a new addition and it exceeds $2.5.
(5)	Represents expenditures on water saving devices and on submetering equipment.
(6)	Other maintenance includes appliance replacement costs and maintenance payroll costs.
(7)	Relates primarily to additional construction costs on communities completed in 2002.
(8)	Represents the construction of a regional office building in New Canaan, CT, a portion of which has been leased to 3rd parties.
(9)	Represents the retirement of certain corporate assets.
(10)	Total non-revenue generating capitalized costs per home excludes corporate capitalized costs.
(11)	Total 2003 maintenance expensed per home excludes maintenance costs related to Dispositions.

Attachment 8

AvalonBay Communities, Inc.
Summary of Development, Redevelopment and Presale Activity as of December 31, 2003

		Number	Number	Total
		of	of	Capital Cost (1)
		Communities	Homes	(millions)

Portfolio Additions:
2003 Annual Completions
Development		7	1,959	$372.7
Redevelopment		—	—	—

Total Additions		7	1,959	$372.7

2002 Annual Completions
Development		10	2,521	$466.6
Redevelopment	(2)	2	—	44.2
Presale Communities	(3)	1	306	69.9

Total Additions		13	2,827	$580.7

Pipeline Activity:	(4)
Currently Under Construction
Development		11	3,493	$671.9
Redevelopment	(2)	2	—	34.2

Subtotal		13	3,493	$706.1

Planning
Development Rights		40	10,070	$2,089.0

Total Pipeline		53	13,563	$2,795.1

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Represents only cost of redevelopment activity, does not include original acquisition cost or number of apartment homes acquired.

(3)	A presale community is a community which, before or while under construction, the company contracts with an unrelated third party to purchase upon construction completion. In some cases, an additional condition to closing the presale acquisition is that the community has achieved stabilized or some other level of occupancy.

(4)	Information represents projections and estimates.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data charts for the fourth quarter of 2003.

Attachment 9

AvalonBay Communities, Inc.
Development Communities as of December 31, 2003

			Total	Schedule				Avg
		# of	Capital					Rent
		Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	% Occ
		Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4) (5)

								Inclusive of
								Concessions
								See Attachment #14
Under Construction:
1.	Avalon at Grosvenor Station (6) (7)	497	$82.3	Q1 2002	Q3 2003	Q4 2004	Q2 2005	$1,620	53.3%	39.8%	35.6%
	North Bethesda, MD
2.	Avalon at Glen Cove South	256	$62.6	Q3 2002	Q1 2004	Q2 2004	Q4 2004	$2,715	N/A	3.1%	N/A
	Glen Cove, NY
3.	Avalon at Steven’s Pond	326	$55.4	Q3 2002	Q1 2003	Q2 2004	Q4 2004	$1,645	82.8%	51.2%	48.2%
	Saugus, MA
4.	Avalon Darien	189	$43.6	Q4 2002	Q2 2003	Q3 2004	Q1 2005	$2,270	78.8%	59.8%	51.9%
	Darien, CT
5.	Avalon at Traville (8)	520	$71.5	Q4 2002	Q3 2003	Q1 2005	Q3 2005	$1,500	38.5%	26.5%	24.6%
	North Potomac, MD
6.	Avalon Run East II	312	$49.3	Q2 2003	Q3 2004	Q1 2005	Q3 2005	$1,690	N/A	1.3%	N/A
	Lawrenceville, NJ
7.	Avalon at Crane Brook	387	$56.2	Q3 2003	Q3 2004	Q2 2005	Q4 2005	$1,590	N/A	N/A	N/A
	Danvers & Peabody, MA
8.	Avalon Milford I	246	$32.5	Q3 2003	Q3 2004	Q1 2005	Q3 2005	$1,420	N/A	N/A	N/A
	Milford, CT
9.	Avalon Chrystie Place I (9)	361	$149.9	Q4 2003	Q3 2005	Q4 2005	Q2 2006	$2,665	N/A	N/A	N/A
	New York, NY
10.	Avalon at The Pinehills I	101	$19.9	Q4 2003	Q4 2004	Q1 2005	Q3 2005	$2,145	N/A	N/A	N/A
	Plymouth, MA
11.	Avalon Pines I	298	$48.7	Q4 2003	Q1 2005	Q4 2005	Q2 2006	$1,940	N/A	N/A	N/A
	Coram, NY

	Subtotal/Weighted Average	3,493	$671.9					$1,860

Completed this Quarter:
1.	Avalon Glendale	223	$40.4	Q1 2002	Q2 2003	Q4 2003	Q3 2004	$1,955	100.0%	62.8%	60.5%
	Glendale, CA
2.	Avalon at Newton Highlands (6)	294	$57.7	Q2 2002	Q2 2003	Q4 2003	Q4 2004	$2,150	100.0%	76.2%	70.4%
	Newton, MA

	Subtotal/Weighted Average	517	$98.1					$2,065

	Total/Weighted Average	4,010	$770.0					$1,885

	Weighted Average Projected NOI as a % of Total Capital Cost (1)		8.4%	Inclusive of Concessions — See Attachment #14

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of January 15, 2004.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of January 16, 2004.

(4)	Physical occupancy based on apartment homes occupied as of January 16, 2004.

(5)	Q4 2003 Net Operating Income/(Deficit) for communities under construction and communities completed during this quarter was $1.4 million (excludes Net Operating Income for communities completed in previous quarters but not yet stabilized). See Attachment #14.

(6)	The community is owned by a DownREIT partnership in which a wholly-owned subsidiary of AvalonBay is the general partner with a majority interest. This community is consolidated for financial reporting purposes.

(7)	For purposes of calculating Projected NOI as a % of Total Capital Cost for this community and its related impact on the Weighted Average calculation, the Company has included in Total Capital Cost $1.9 million, the present value of a projected residual land payment that is a priority distribution upon a sale or refinancing transaction in the future.

(8)	Construction started at Avalon Traville Phase II in Q203. It is combined above with Phase I for reporting purposes.

(9)	The Company expects the community to be financed under a joint venture structure with third-party financing, in which the community will be owned by a limited liability company managed by a wholly-owned subsidiary of AvalonBay. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $30.0 million including community-based tax-exempt debt.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data charts for the fourth quarter of 2003.

Attachment 10

AvalonBay Communities, Inc.
Redevelopment Communities (1) as of December 31, 2003

			Cost (millions)		Schedule					Number of Homes
									Avg
		# of		Total					Rent		Out of
		Apt	Acquisition	Capital				Restabilized	Per	Completed	Service
		Homes	Cost	Cost (2)(3)	Acquisition	Start	Complete	Ops (3)	Home (3)	to date	@ 12/31/03

									Inclusive of
									Concessions
									See Attachment #14
Under Redevelopment:
1.	Avalon at Foxhall (4)	308	$35.7	$43.8	Q3 1994	Q4 2002	Q2 2004	Q4 2004	$1,870	291	6
	Washington, DC
2.	Avalon at Prudential Center (5)	781	$133.9	$160.0	Q3 1998	Q4 2000	Q2 2006	Q4 2006	$2,630	473	28
	Boston, MA

	Total/Weighted Average	1,089	$169.6	$203.8					$2,415	764	34

	Weighted Average Projected NOI as a % of Total Capital Cost (3)			9.4%	Inclusive of Concessions — See Attachment #14

(1)	Redevelopment Communities are communities acquired for which redevelopment costs are expected to exceed 10% of the original acquisition cost or $5,000,000.

(2)	Inclusive of acquisition cost.

(3)	See Attachment #14— Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	The Acquisition Cost of $35.7 million is comprised of the initial acquisition cost of $33.8 million plus capital expenditures of $1.9 million that were made following the acquisition and were unrelated to redevelopment costs. This asset was formerly known as 4100 Massachusetts Avenue.

(5)	The Acquisition Cost of $133.9 million is comprised of the initial acquisition cost of $130 million plus capital expenditures of $3.9 million that were made following the acquisition and were unrelated to redevelopment costs. In Q2 2003, the scope of this redevelopment was changed to include a roof replacement and other apartment renovations, increasing the redevelopment budget to $22.2 million from $20.6 million. In Q4 2003, the scope of this redevelopment was extended to include renovations on all remaining apartments, increasing the redevelopment budget to $26.1 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data charts for the fourth quarter of 2003.

Attachment 11

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of December 31, 2003

DEVELOPMENT (2)

	Apt Homes	Development	Cost of Homes		Construction in
	Completed &	Community	Completed &	Remaining to	Progress at
	Occupied	Investments (3)	Occupied (4)	Invest (5)	Period End (6)

Total - 2002 Actual	2,479	$417,564,422	$469,270,539	$254,198,266	$295,107,369

2003 Actual :
Quarter 1	343	$47,610,401	$66,767,096	$205,448,920	$304,444,246
Quarter 2	380	96,480,917	75,410,129	307,768,115	270,813,025
Quarter 3	633	78,516,195	120,057,691	304,758,336	266,114,151
Quarter 4	425	81,862,958	73,129,401	325,139,145	240,137,497

Total - 2003 Actual	1,781	$304,470,471	$335,364,317

2004 Projected:
Quarter 1	621	$102,584,467	$80,220,482	$222,554,679	$263,446,312
Quarter 2	673	59,378,433	116,789,198	163,176,244	225,977,926
Quarter 3	589	58,974,171	97,743,230	104,202,073	204,910,337
Quarter 4	308	48,369,671	47,746,985	55,832,402	192,034,788

Total - 2004 Projected	2,191	$269,306,742	$342,499,895

REDEVELOPMENT

	Avg Homes	Redevelopment		Reconstruction in
	Out of	Community	Remaining to	Progress at
	Service	Investments (3)	Invest (5)	Period End (6)

Total - 2002 Actual		$10,612,174	$7,655,832	$17,317,952

2003 Actual :
Quarter 1	68	$1,798,678	$5,857,154	$10,541,752
Quarter 2	75	1,535,351	5,738,979	15,074,513
Quarter 3	83	3,055,001	3,179,103	16,888,849
Quarter 4	52	1,619,936	5,660,027	13,045,931

Total - 2003 Actual		$8,008,966

2004 Projected:
Quarter 1	28	$1,331,137	$4,328,890	$—
Quarter 2	15	469,195	3,859,695	—
Quarter 3	15	469,195	3,390,500	—
Quarter 4	15	469,195	2,921,306	—

Total - 2004 Projected		$2,738,722

(1)	Data is presented for all Historical and Current Development Communities currently under construction; all Historical and Current Redevelopment Communities under reconstruction; and those communities for which construction or reconstruction is expected to begin within the next 90 days. Does not include data for Presale Communities.

(2)	Projected Periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected in the minority interest line items of the Financial Statements.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter for (i) Current Development/Redevelopment Communities under construction or reconstruction during the quarter and (ii) those for which construction or reconstruction is expected to begin within the next 90 days.

(4)	Represents Total Capital Cost incurred in all quarters of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on (i) Current Development/Redevelopment Communities under construction or reconstruction during the quarter and (ii) those for which construction or reconstruction is expected to begin within the next 90 days. Remaining to invest for Q403 includes $103.5 million attributed to three anticipated Q104 development starts, one of which is to be subject to a purchase agreement upon completion, and $25.2 million attributed to Avalon Chrystie Place I. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $30.0 million including community-based tax-exempt debt.

(6)	Represents period end balance of construction or reconstruction costs.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data charts for the fourth quarter of 2003.

Attachment 12

AvalonBay Communities, Inc.
Future Development as of December 31, 2003

DEVELOPMENT RIGHTS

			Estimated	Total
Location of Development Right			Number	Capital Cost (1)
			of Homes	(millions)

1.	Kirkland, WA	(2)	211	$50
2.	Danbury, CT	(2)	234	36
3.	Orange, CT	(2)	168	22
4.	Los Angeles, CA	(2)	309	63
5.	Bedford, MA	(2)	139	21
6.	Camarillo, CA	(2)	249	43
7.	San Francisco, CA		313	100
8.	Plymouth, MA Phase II		69	13
9.	Stratford, CT		146	23
10.	Newton, MA		240	60
11.	Hingham, MA		236	44
12.	Andover, MA		115	21
13.	Long Island City, NY Phase II and III		609	162
14.	Quincy, MA	(2)	148	24
15.	Milford, CT		284	41
16.	New York, NY Phase II		205	88
17.	Los Angeles, CA		123	36
18.	New Rochelle, NY Phase II and III		588	144
19.	Greenburgh, NY Phase II		766	120
20.	Glen Cove, NY	(2)	111	31
21.	Encino, CA		146	46
22.	Coram, NY Phase II	(2)	152	26
23.	Rockville, MD Phase II		196	28
24.	Wilton, CT		100	24
25.	Dublin, CA Phase I		304	72
26.	Sharon, MA		190	31
27.	Bellevue, WA		368	71
28.	Seattle, WA	(2)	194	50
29.	Norwalk, CT		312	63
30.	Danvers, MA		428	80
31.	Shrewsbury, MA		300	44
32.	Cohasset, MA		200	38
33.	Dublin, CA Phase II		200	47
34.	College Park, MD		320	44
35.	Oyster Bay, NY		273	69
36.	Yaphank, NY		270	41
37.	New York, NY Phase III		103	46
38.	West Haven, CT		170	23
39.	Dublin, CA Phase III		205	49
40.	Camarillo, CA		376	55

	Total		10,070	$2,089

(1)	See Attachment #14— Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Company owns land, but construction has not yet begun.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data charts for the fourth quarter of 2003.

Attachment 13

AvalonBay Communities, Inc.
Summary of Disposition Activity as of December 31, 2003

	Weighted			Accumulated		Weighted Average	Weighted
Number of	Average	Gross Sales		Depreciation	Economic	Initial Year	Average
Communities Sold	Holding Period	Price	GAAP Gain	and Other	Gain (1)	Mkt. Cap Rate (1)	Unleveraged IRR (1)

1998:
9 Communities		$170,312,000	$25,270,000	$23,438,000	$1,832,000	7.5%	11.8%

1999:
16 Communities		$316,512,000	$47,093,000	$27,150,000	$19,943,000	8.3%	10.0%

2000:
8 Communities		$160,085,000	$40,779,000	$6,262,000	$34,517,000	7.9%	21.3%

2001:
7 Communities		$241,130,000	$62,852,000	$21,623,000	$41,229,000	8.0%	14.0%

2002:
1 Community		$80,100,000	$48,893,000	$7,462,000	$41,431,000	5.4%	22.1%

2003:
12 Communities (2)		$453,900,000	$183,204,000	$52,613,000	$130,591,000	6.3%	15.0%

1998 - 2003 Total	5.0	$1,422,039,000	$408,091,000	$138,548,000	$269,543,000	7.3%	14.4%

(1)	See Attachment #14— Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	2003 GAAP gain, for purposes of this attachment, includes $23,448,000 related to the sale of a community in which the Company held a 50% membership interest and excludes $1,234,000 related to the sale of a land parcel.

Attachment 14

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of property, extraordinary gains or losses (as defined by GAAP) and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Effective January 1, 2003, the Company no longer adds back impairment losses when calculating FFO pursuant to NAREIT’s clarified FFO definition. As a result, FFO for both the quarter and the year ended December 31, 2002 have been reduced from amounts previously reported to reflect $6,800,000 or $0.10 per share (diluted) of asset impairment losses recognized in the fourth quarter of 2002. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2003	2002	2003	2002

Net income	$100,283	$66,842	$271,525	$173,618
Dividends attributable to preferred stock	(2,175)	(3,809)	(10,744)	(17,896)
Depreciation — real estate assets, including discontinued operations	38,774	37,513	150,706	141,659
Joint venture adjustments	198	355	(22,428)	1,321
Minority interest, including discontinued operations	216	386	1,263	1,601
Gain on sale of communities	(78,832)	(48,893)	(160,990)	(48,893)

FFO attributable to common stockholders	$58,464	$52,394	$229,332	$251,410

Average shares outstanding — diluted	72,227,335	69,905,410	70,203,467	70,674,211

EPS — diluted	$1.36	$0.91	$3.73	$2.23

FFO per common share — diluted	$0.81	$0.75	$3.27	$3.55

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)

Projected FFO, as provided within this release in the Company’s outlook for 2004, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2004 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted)- Q1 04	$0.36	$0.40
Projected depreciation (real estate related)	0.51	0.56
Projected gain on sale of communities	(0.12)	(0.17)

Projected FFO per share (diluted) — Q1 04	$0.75	$0.79

Projected EPS (diluted) — Full Year 2004	$1.49	$1.67
Projected depreciation (real estate related)	2.16	2.20
Projected gain on sale of communities	(0.52)	(0.56)

Projected FFO per share (diluted) — Full Year 2004	$3.13	$3.31

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP is presented on Attachment 13.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months following the date of the buyer’s valuation, less estimates for non-routine allowance of approximately $225 - $300 per apartment home, divided by the gross sales price for the community. For this purpose, management’s projection of stabilized operating expenses for the community includes a management fee of approximately 2.5% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses, including capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2003, Established Communities are communities that have Stabilized Operations as of January 1, 2002 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

NOI is defined by the Company as total revenue less direct property operating expenses (including property taxes), and excludes corporate-level property management and other indirect operating expenses, interest income and expense, general and administrative expense, joint venture income, minority interest and venture partner interest in profit-sharing, depreciation expense, gain on sale of communities, impairment losses and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)

A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Q3	Full Year	Full Year
	2003	2002	2003	2003	2002

Net income	$100,283	$66,842	$57,387	$271,525	$173,618
Property management and other indirect operating expenses	8,536	8,054	7,577	31,167	30,551
Interest income	(805)	(964)	(852)	(3,440)	(3,978)
Interest expense	33,085	33,051	33,432	134,911	119,666
General and administrative expense	3,098	3,440	3,382	13,734	13,449
Joint venture income, minority interest and venture partner interest in profit-sharing	321	1,277	(23,266)	(22,848)	1,716
Depreciation expense	38,964	36,321	37,755	151,454	134,939
Impairment loss	—	6,800	—	—	6,800
Gain on sale of communities	(78,832)	(48,893)	(13,575)	(160,990)	(48,893)
Income from discontinued operations	(449)	(4,762)	(2,160)	(10,064)	(20,900)

NOI from continuing operations	$104,201	$101,166	$99,680	$405,449	$406,968

Established:
Northeast	$24,523	$26,350	$24,361	$100,016	$109,769
Mid-Atlantic	12,445	12,415	12,160	48,719	50,862
Midwest	2,180	2,396	2,028	8,553	10,269
Pacific NW	4,194	4,519	4,125	16,817	18,976
No. California	24,322	26,124	23,724	99,425	111,039
So. California	8,156	8,188	7,758	31,691	32,025

Total Established	75,820	79,992	74,156	305,221	332,940

Other Stabilized	14,128	12,953	14,184	54,889	46,019
Development/Redevelopment	13,692	7,921	11,161	44,142	25,692
Non-Allocated	561	300	179	1,197	2,317

NOI from continuing operations	$104,201	$101,166	$99,680	$405,449	$406,968

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of December 31, 2003). A reconciliation of NOI for communities sold or held for sale to net income for these communities for the fourth quarter and year-to-date 2003 is as follows (dollars in thousands):

	Q4	Full Year
	2003	2003

NOI from assets held for sale	$398	$420
NOI from assets sold	493	13,481

NOI from discontinued operations	$891	$13,901

Income from discontinued operations	$449	$10,064
Interest expense, net	66	1,106
Minority interest expense	—	389
Depreciation expense	376	2,342

NOI from discontinued operations	$891	$13,901

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release, of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Total Capital Cost of each community.

In this release the Company has not given a projection of NOI on a company-wide basis. Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the development and redevelopment communities (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense) when they are complete and achieve stabilized occupancy. Given the different dates and fiscal years at which stabilization is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and of uncertain meaningfulness. Projected NOI of these communities is not a projection of the Company’s financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI used in the calculation of weighted average Projected NOI to total capital cost.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)

Rental revenue (with concessions on a cash basis) is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions, which is an indicator of current rental market conditions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q4	Q4		Q3		Full Year	Full Year
	2003	2002		2003		2003	2002

Rental revenue (GAAP basis)	$111,332	$114,843		$112,329		$450,000	$470,424
Concessions amortized	3,656	2,188		3,358		12,433	6,356
Concessions granted	(4,163)	(3,225)		(4,737)		(14,817)	(9,605)

Rental revenue (cash basis)	$110,825	$113,806		$110,950		$447,616	$467,175

% change — GAAP revenue		(3.1%	)	(0.9%	)		(4.3%	)
% change — cash revenue		(2.6%	)	(0.1%	)		(4.2%	)

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.

Leverage is calculated by the Company as total debt as a percentage of total market capitalization. Total market capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of December 31, 2003 is as follows (dollars in thousands):

Total debt	$2,337,533

Common stock	3,390,814
Preferred stock	100,000
Operating partnership units	30,220
Total debt	2,337,533

Total market capitalization	5,858,567

Debt as % of capitalization	39.9%

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)

Unencumbered NOI is calculated by the Company as a measure of liquidity and represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets. Unencumbered NOI is used as a measure of protection for unsecured creditors of the Company. In addition, the Company believes that Unencumbered NOI can be one useful measure of an entity’s liquidity and balance sheet strength, and provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. A calculation of Unencumbered NOI for 2003 is as follows (dollars in thousands):

NOI for Established Communities	$305,221
NOI for Other Stabilized Communities	54,889
NOI for Development/Redevelopment Communities	44,142
NOI for discontinued operations	13,901

Total NOI generated by real estate assets	418,153
NOI on encumbered assets	83,744

NOI on unencumbered assets	334,409

Unencumbered NOI	80%

Interest Coverage is calculated by the Company as EBITDA from continuing operations divided by the sum of interest expense and preferred dividends net of interest income. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization. Under this definition, which complies with the rules and regulations of the Securities and Exchange Commission, EBITDA includes gains on sale of assets and gain on sale of partnership interests.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)

A reconciliation of EBITDA and a calculation of Interest Coverage for the fourth quarter of 2003 are as follows (dollars in thousands):

Net income	$100,283
Interest income	(805)
Interest expense	33,085
Interest expense (discontinued operations)	66
Depreciation expense	38,964
Depreciation expense (discontinued operations)	376

EBITDA	$171,969

EBITDA from continuing operations	$92,246
EBITDA from discontinued operations	79,723

EBITDA	$171,969

EBITDA from continuing operations	$92,246

Interest expense	33,085
Interest income	(805)
Dividends attributable to preferred stock	2,175

Interest charges	34,455

Interest coverage	2.7

In the calculations of EBITDA above, EBITDA from discontinued operations includes $78,832 in gain on sale of communities.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of amortized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents, including concessions equal to one-half month rent.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)

indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved